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                                                                    EXHIBIT 23.2



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



    We consent to the incorporation by reference in Amendment No.1 to the Registration Statement (Form S-4) and related prospectus of NEXTLINK Communications, Inc. for the registration of $400,000,000 of 10 1/2% senior notes due 2009, and $455,000,000 of 12 1/8% senior discount notes due 2009 of our report dated January 21, 2000, except for Note 13, as to which the date is March 20, 2000 with respect to the consolidated financial statements and schedule of Concentric Network Corporation included in its Annual Report Form 10-K for the year ended December 31, 1999, both filed with the Securities and Exchange Commission.



                                          /s/ Ernst & Young LLP



Walnut Creek, California
April 26, 2000